Exhibit 10.27

PROMISSORY NOTE

Principal amount $$272,108.45	Date: July 8, 2003

FOR VALUE RECEIVED, Advanced Cell Technology, Inc. (ACT) hereby promises to pay to the order of Rothwell, Figg, Ernst & Manbeck, P.C. (“Holder”) the sum of Two Hundred Seventy Two Thousand One Hundred Eight and 45/100 Dollars ($272,108.45), together with interest thereon at the rate of 5% per annum on the unpaid balance from above date.  Said sum shall be paid in twelve monthly installments according to the following schedule (or until interest and principal are paid in full):

•	August 1, 2003:	$25,000
•	September 1, 2003:	$25,000
•	October 1, 2003:	$25,000
•	November 1, 2003:	$25,000
•	December 1, 2003:	$25,000
•	January 1, 2004:	$25,000
•	February 1, 2004:	$25,000
•	March 1, 2004:	$25,000
•	April 1, 2004:	$25,000
•	May 1, 2004:	$25,000
•	June 1, 2004:	$25,000
•	July 1, 2004:	The Balance

Provided, however, that in the event that ACT receives payments from Cyagra for partial reimbursement of Holder’s billings to ACT for legal fees and expenses, then 50% of such payments promptly shall be paid to Holder and shall be applied first to interest and then to principal.

All payments shall be first applied to interest and the balance to principal.  This note may be prepaid, at any time, in whole or in part, without penalty.

This note shall at the option of Holder be immediately due and payable upon the occurrence of any of the following;

1) Failure to make any payment due hereunder within five days of its due date.

2) Upon the dissolution or liquidation of ACT or the acquisition of forty percent (40%) or more of the voting shares of ACT by any other entity.

3) Upon the filing by ACT of an assignment for the benefit of creditors, bankruptcy or other form of insolvency, or by suffering an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days.

4) Upon receipt of an infusion of funds of at least $5,000,000 in any form, including without limitation loans, equity investments in any form of capital stock or other security of ACT, license fees, proceeds of sale of any assets or any other form of cash infusion, excluding sponsored research and government funded grants.

In the event this note shall be in default and placed for collection, then ACT agrees to pay all reasonable attorney fees and costs of collection.  Payments not made within five (5) days of due date shall be subject to a late charge of 10% of said payment.  All payments hereunder shall be made to such address as may from time to time be designated by Holder.

This note is not transferable by either party.

ACT agrees to remain fully bound until this note has been fully paid and waive demand, presentment and protest and all notices hereto and further agree to remain bound, notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of any obligor hereunder.  No modification or indulgence by Holder shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other or future occasion.  This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the District of Columbia.

Witnessed:

Advanced Cell Technology, Inc.
By:

/s/ Robin E. Menard	/s/ Gunnar Engstrom
Witness	Gunnar Engstrom
Chief Financial Officer